        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            CYPRESS BIOSCIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  22-2389839
       (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
        (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE , INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                                 JAY D. KRANZLER
       VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                            CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 ---------------
                                   COPIES TO:
                             FREDERICK T. MUTO, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 ---------------

     APPROXImATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
========================================== =================== ==================== ============== ==================
                                                                                       PROPOSED
                                                                    PROPOSED           MAXIMUM
                                                                     MAXIMUM           AGGREGATE       AMOUNT OF
              TITLE OF EACH CLASS OF            AMOUNT TO         OFFERING PRICE       OFFERING       REGISTRATION
            SECURITIES TO BE REGISTERED       BE REGISTERED         PER SHARE            PRICE            FEE
------------------------------------------ ------------------- -------------------- -------------- ------------------
Common Stock, $.02 par value per share          3,501,029             $1.50          $5,251,543.50     $1,591.38
------------------------------------------ ------------------- -------------------- -------------- ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL
THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
=====================================================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  PRELIMINARY PROSPECTUS DATED NOVEMBER 7, 1997
                              SUBJECT TO COMPLETION

                            CYPRESS BIOSCIENCE, INC.

                        3,501,029 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by certain securityholders (the "Selling Securityholders") of Cypress Bioscience, Inc. (the "Company") of up to 3,501,029 shares of Common Stock, $.02 par value per share, of the Company (the "Shares"). The Selling Securityholders acquired the Shares directly from the Company pursuant to a private placement completed in October 1997. See "The Company - The Private Placement."

     The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by the Company. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Securityholders) in connection with the registration of the Shares being offered by the Selling Securityholders. Such expenses are estimated to be $25,000. The Company has agreed also to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "CYPB." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on November 3, 1997 was $1.66 per share.

                                 ---------------

                THE SHARES OFFERED INVOLVE A HIGH DEGREE OF RISK.
   SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS
           THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                           SECURITIES OFFERED HEREBY.
                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS IS NOVEMBER 7, 1997.



                                       2.

     No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus. The information contained in this Prospectus should be considered carefully before purchasing any of the securities being offered hereby.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission Web site also contains reports, proxy and information statements, and other information regarding the registrant that has been filed electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares being offered hereby of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     PROSORBA(R) column and Cyplex(TM) are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,



                                       3.

1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and the Company's Current Report on Form 8-K/A dated as of January 17, 1997, including all amendments thereto, filed by the Company with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of shares of Common Stock of the Company, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Director of Finance at the Company's executive offices located at 4350 Executive Drive, Suite 325, San Diego, California 92121 (telephone (619) 452-2323).



                                       4.

                                   THE COMPANY

GENERAL

     Cypress Bioscience, Inc. was incorporated under the laws of the State of Delaware in 1981 and researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA(R) column for treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder.

     In November 1996, the Company completed the acquisition of PRP, Inc. ("PRP"), a Boston-based biopharmaceutical company engaged in the commercialization of novel agents to treat blood platelet disorders. In connection with the acquisition of PRP, the Company acquired rights to Cyplex(TM) platelet alternative, previously known as Infusible Platelet Membranes ("IPM"), which the Company is developing as an alternative to traditional platelet transfusions.

THE PRIVATE PLACEMENT

     In October 1997, the Company completed a private placement (the "Private Placement") of 3,851,029 shares of Common Stock, $.02 par value, of the Company which were sold to certain "accredited investors" (as defined in Rule 501 of the Securities Act) at a per share sales price of $1.50. Of such shares, 3,501,029 are being registered hereby. Net proceeds to the Company from the Private Placement (after deducting placement agent fees of approximately $196,593) were $5,579,950.50. The Private Placement was made in reliance on exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws.

     The Company intends to use the net proceeds from the Private Placement primarily to fund its ongoing Phase III pivotal clinical trials of the PROSORBA(R) column in the area of rheumatoid arthritis. In addition the Company may use a portion of the net proceeds to fund additional research and development, including further development of Cyplex(TM) platelet alternative and for general corporate and working capital purposes. The Company has not determined the amounts it plans to expend on any of the foregoing uses or the timing of such expenditures. The amounts actually expended for such uses, if any, are at the discretion of the Company and may vary significantly depending on a number of factors, including among others, the results of the clinical trials of the PROSORBA(R) column.

     In addition, the Company may use some or all of the proceeds of the Private Placement for the acquisition of businesses, products or technologies complementary to the Company's current business. The Company has no present commitments or agreements and is not currently involved in any negotiations with respect to any such acquisitions.

     The Company will not receive any of the proceeds from the sale of the Shares being offered hereby.



                                       5.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in this section, as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing any of the Securities being offered hereby.

NEED FOR ADDITIONAL CAPITAL

     The Company is actively seeking opportunities to raise additional capital to be used primarily to fund existing operations related to the manufacture and sale of the PROSORBA(R) column, to develop new and complete existing research and development activities, and to fund ongoing Phase III clinical trials related to the proposed use of the PROSORBA(R) column for the treatment of rheumatoid arthritis. In addition, the Company will require substantial additional capital over a period of a number of years to further the development and marketing of Cyplex(TM) platelet alternative. Except in very limited circumstances, the Company is obligated to expend no less than $4 million on the development of Cyplex(TM) platelet alternative, of which the Company has expended approximately $1.6 million as of September 30, 1997. To the extent the Company decides to continue the development of products other than the PROSORBA(R) column and Cyplex(TM) platelet alternative, it will be required to raise additional capital. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the Food and Drug Administration ("FDA") regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. Although the Company may seek to raise additional capital through a combination of additional equity offerings, joint ventures, strategic alliances, borrowings and other available sources, there can be no assurance that the Company will be able to raise additional capital through such sources or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing. The Company believes that current capital amounts, along with the net proceeds of the Offering, will be sufficient to fund operations through 1998.

HISTORY OF OPERATING LOSSES

     The Company has operated at a loss since its formation in October 1981. As of December 31, 1996, the Company had an accumulated deficit of approximately $57 million. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA(R) column in disease indications other than idiopathic thrombocytopenic purpura ("ITP") in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA(R) column for the treatment of diseases in addition to ITP or for Cyplex(TM) platelet alternative for the treatment of platelet disorders. There can be no assurance that the



                                       6.

Company will successfully complete any present or future clinical trials, gain approval to begin any new clinical trials, meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable. See "--Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

FDA APPROVAL AND REGULATIONS

     The Company is currently conducting a controlled clinical trial of the PROSORBA(R) column for treatment of rheumatoid arthritis. In July 1997, the Company announced that, based on an analysis of the interim results of the Company's Phase III clinical trials for use of the PROSORBA(R) column in the treatment of rheumatoid arthritis by an independent Data Safety Monitoring Board, it would continue such Phase III clinical trial. Although the FDA has approved the commercial sale of the PROSORBA(R) column for the treatment of ITP, there can be no assurance that current or future clinical trials will produce data satisfactory to the FDA to establish the effectiveness of the PROSORBA(R) column for treatment of diseases other than ITP, such as rheumatoid arthritis, or that the FDA will approve the PROSORBA(R) column for treatment of such diseases in a timely manner, if at all.

     The Company plans to continue development of Cyplex(TM) platelet alternative with the additional Phase II clinical trials currently scheduled to start in 1998. Clinical trials are vigorously regulated by the FDA and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and good clinical practice regulations. There can be no assurance that the clinical trials being conducted for Cyplex(TM) platelet alternative will be completed successfully within any specified period of time, if at all, or that if successful the Company will be able to further develop Cyplex(TM) platelet alternative. Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. Any such delay or suspension could have a material adverse effect on the Company's business.

     The PROSORBA(R) column is commercially distributed under a premarket approval ("PMA") application that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. There can be no assurance that any future PMA supplements will be approved by the FDA.

     Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

     The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's Good Manufacturing Process ("GMP") regulations. Failure to comply with the FDA's GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.



                                       7.

     Through December 31, 1996, production of commercial quantities of the raw materials utilized in production of the PROSORBA(R) column had been performed at the Company's GMP-approved facility located in Redmond, Washington while final assembly of the PROSORBA(R) column had been performed at the Company's Seattle, Washington facility. In conjunction with the Company's restructuring plan and corresponding reduction in facilities, the Seattle and Redmond facilities have been consolidated into a single manufacturing facility in Redmond. The Redmond facility has been renovated in order to enable both the production of raw materials, as well as the final assembly of the PROSORBA(R) column, to be performed in the Redmond facility. The renovated Redmond facility successfully completed the GMP re-approval process during the first half of 1997.

     Furthermore, PRP, a wholly owned subsidiary of the company occupies a facility that includes a GMP-approved pilot production plant where all phases of production of clinical-grade Cyplex(TM) occurs, except for filling and lyophilization. There can be no assurance that the Company will be able to maintain the facility's GMP-approved status or that, if approval is not maintained, it will be able to find an alternate GMP-approved production facility.

DEPENDENCE UPON KEY PERSONNEL

     The Company's success is dependent upon certain key management and technical personnel, including the members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS

     The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

     The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's PROSORBA(R) column will prove effective in the treatment of diseases other than ITP or that Cyplex(TM) platelet alternative, if approved for sale by the FDA, will be an effective alternative to traditional platelet therapy.

DEPENDENCE ON THIRD PARTY ARRANGEMENTS

     The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.



                                       8.

PRIOR EXCLUSIVE AGREEMENT WITH BAXTER; NECESSITY OF ESTABLISHING A SALES FORCE

     In March 1996, the Company and Baxter Healthcare Corporation ("Baxter") terminated their exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA(R) columns. As a result of the termination of the distribution agreement with Baxter, the Company has established a domestic sales force to sell the PROSORBA(R) column directly to customers who previously purchased PROSORBA(R) columns from Baxter and to other potential customers who wish to purchase PROSORBA(R) columns directly from the Company. However, there can be no assurance that the Company's domestic sales force will be successful in selling the PROSORBA(R) column.

LIMITED INTERNATIONAL SALES AND MARKETING

     The Company conducts limited marketing of the PROSORBA(R) column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.

UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY

     The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by a variety of means, including patents, the maintenance of trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

     The Company presently owns nine issued U.S. patents and six international patents (excluding patents relating to the area of platelet therapeutics) which expire during 2004 to 2009. The process used in manufacturing the PROSORBA(R) column is covered by one of these patents. Certain U.S. and international applications are pending. The Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. In addition, the Company has an exclusive license for a U.S. patent for treating cellular Fc receptor-mediated hypersensitivity immune disorders.

     The Company presently owns four issued U.S. patents and three pending U.S. patent applications relating to the area of platelet therapeutics. International patent applications corresponding to the issued U.S. patents have been filed. To date, four foreign patents have been issued while others are still pending in countries or jurisdictions outside the U.S. These patents and those that might issue on the pending patent applications are scheduled to expire during 2010 to 2014.



                                       9.

     There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of its proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different.

     Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

     On June 30, 1997, the Company settled a patent infringement claim filed against the Company alleging that the manufacture, use and sale of the PROSORBA(R) column infringed a patent issued to Dr. Meir Strahilevitz (the "Strahilevitz Patent'). Pursuant to the terms of the settlement, the Company was granted a nonexclusive license permitting the Company to use the Strahilevitz Patent in connection with the manufacture, use and sale of its PROSORBA(R) column for the treatment of ITP and rheumatoid arthritis.

     In connection with the acquisition of PRP, the Company acquired certain exclusive rights with respect to the use, manufacture and sale of products and/or processes related to analogs of the compound diadenosine tetraphosphate ("AP4A"), which rights were granted to PRP in July 1992 pursuant to a license agreement between PRP and a collaborator of PRP (the "Licensor"). Under the terms of the license agreement, PRP was obligated to file an Investigational New Drug Application ("IND") with respect to the commercial application of such rights within four years of acquiring such rights. Neither PRP nor the Company has filed such IND. Due to such failure, Licensor has the right to cancel upon 30 days written notice the exclusive license or to convert the exclusive license to a nonexclusive license. If Licensor elects to cancel such license, there can be no assurance that the Company will be able to acquire or license the similar rights on terms acceptable to the Company, if at all.

     Various scientific personnel of the Company were previously associated with non-profit research or education institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future, and if made, there can be no assurances that the Company will be successful in any such litigation.

CONCENTRATION OF OWNERSHIP

     As of November 3, 1997, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 15.6% and 3.2% respectively, of the outstanding Common Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. In addition, after giving effect to the closing of the Private Placement, Paramount Capital Asset Management, Inc., through its affiliates, currently beneficially holds 13.7% of the Company's outstanding Common Stock. Together, Mr. Crooks, Allen & Company Incorporated and Paramount Capital, Inc. own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.



                                      10.

INSURANCE REIMBURSEMENT

     Successful commercialization of a new medical product, such as the PROSORBA(R) column or Cyplex(TM) platelet alternative depends, in part, on reimbursement by public and private health insurers to health care providers for use of such products. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA(R) column and continues development and commercialization of Cyplex(TM). Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA(R) column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse the Company for the use of the PROSORBA(R) column. In addition, there can be no assurance that health care providers will reimburse the Company for the use of Cyplex(TM) platelet alternative, when and if commercialized.

PRODUCT LIABILITY

     The use of the PROSORBA(R) column and, when and if approved for use by the FDA, Cyplex(TM) platelet alternative, involve the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

UNCERTAINTY OF HEALTH CARE REFORM

     There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.



                                      11.

POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

     There has been significant volatility in the market prices of securities of biomedical companies in general, including the Company's securities. Factors such as announcements by the Company or by others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology and biomedical products may have a significant impact on the Company's business and market price of the Company's securities. In addition, in connection with the acquisition of PRP, the Company is obligated to make a $5,000,000 milestone payment to the former holders of equity securities (including holders of warrants and options) of PRP upon the public announcement of an FDA approval letter relating to the use of Cyplex(TM) platelet alternative for the treatment of thrombocytopenia. The Company has the option to make such milestone payment in the form of Common Stock of the Company. The issuance of Common Stock with a value of $5 million could have a significant impact on the market price of the Company's securities.

     No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its common stock in the foreseeable future.

HAZARDOUS MATERIAL

     The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

LIMITATION OF NET OPERATING LOSS CARRYFORWARDS

     The Company's sales of common stock in November 1990 and September 1991 when taken together with prior issuance's, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based upon the limitations of Section 382 and before consideration of the effect of issuance's of common stock after 1991, the Company may be allowed to use no more than a prescribed amount of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998 to 2010.



                                      12.

                             SELLING SECURITYHOLDERS

     The Selling Securityholders represented in their purchase agreements that they were acquiring the Shares for investment and with no present intention of distributing the Shares. In recognition of the fact that the Selling Securityholders, even though purchasing the Shares without a view to distribute, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices on the Nasdaq SmallCap Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Securityholders.

     The following table sets forth the (i) name of each Selling Securityholder,
(ii) number of shares of Common Stock beneficially owned by each Selling Securityholder as of October 27, 1997, (iii) number of Shares which may be offered pursuant to this Prospectus, and (iv) number of Shares owned by each Selling Securityholder upon completion of this offering. This information is based upon information provided to the Company by the Selling Securityholders or from the Company's records. Because the Selling Securityholders may offer all, some or none of their Shares, no definitive estimate as to the number of shares thereof that will be held by the Selling Securityholders after such offering can be provided.



                                      13.

                                            Shares Beneficially             Number of         Shares Beneficially
                                               Owned Prior to              Shares Being          Owned After
                                                 Offering(1)                 Offered            Offering(1)(3)
                                         ---------------------------       ------------   ---------------------------
      Name of Selling Stockholders         Number         Percent(2)          Number       Number          Percent(2)
      ----------------------------         ------         ----------          ------       ------          ----------
    Allen & Company                      5,474,218(4)           15.6          333,333     5,140,885(4)           14.7%
    Aries Domestic Fund, L.P.(5)         1,473,516               4.3          440,000     1,033,516               3.0
    Binder, Richard                         76,666                 *           26,666        50,000                 *
    Biotechnology Development LP           666,667               2.0          666,667             0                --
    Cranshire Capital, LP                   33,333                 *           33,333             0                --
    Drobny Fischer Partnership             448,583               1.3           33,333       415,250               1.1
    Drobny, Sheldon                         33,333                 *           33,333             0                --
    Emerald Investments Partnership         10,000                 *           10,000             0                --
    G-Bar Limited Partnership               40,000                 *           40,000             0                --
    Goby, Jeff                              61,000                 *           29,000        32,000                 *
    Gorlick, Bruce                           4,100                 *            4,100             0                --
    Goulding Profit Sharing                  6,700                 *            6,700             0                --
    Goulding, Randall S                     77,517                 *           33,333        44,184                 *
    Goulding, Richard E                     49,700                 *            8,500        41,200                 *
    Green, Richard                          36,916                 *           16,666        20,250                 *
    Greenwald, Jonathan                     27,500                 *           15,000        12,500                 *
    Hitchcock, William                     100,000                 *          100,000             0                --
    Horberg, David                          15,000                 *           15,000             0                --
    Horberg, Howard Todd                   100,000                 *           50,000        50,000                 *
    Infinity Fund, LP                      350,000               1.0          150,000       200,000                 *
    Kalb, Voorhis & Co.                     66,666                 *           66,666             0                --
    Kamberos, Sophia                        10,000                 *           10,000             0                --
    Lake Shore Securities, Profit
       Sharing Plan & Trust FBO
       Jeffrey Kaufmann                      7,500                 *            7,500             0                --
    Lake Shore Securities, Profit
       Sharing Plan & Trust FBO
       Michael Gallager                      7,500                 *            7,500             0                --
    Leonard Loventhal Trust u/a/d           63,000                 *           33,000        30,000                 *
    LeVine, Fred                            18,000                 *            6,500        12,500                 *
    Levy, Steve                            205,000                 *          100,000       105,000                 *
    Marvin D. Kaufmann TTEE of The
       Marvin D. Kaufmann & Marjorie
       Kaufmann Second Amended Inter
       Vivos UAD 7/8/92                      7,500                 *            7,500             0                --
    Mateles, Richard & Roslyn               21,250                 *           15,000         6,250                 *
    Nagorsky, Sy                            30,000                 *           10,000        20,000                 *
    Paradigm Venture Investors              60,000                 *           60,000             0                --
    Pritikin, Mark                          27,500                 *            7,000        20,500                 *
    Rainone, Robert Jr                      17,000                 *           17,000             0                --
    Rosin, Joseph                           66,700                 *           30,000        36,700                 *
    Schachter & Associates                  32,000                 *           32,000             0                --
    Schachter, Jerome                       78,333                 *           33,333        45,000                 *
    Schwartz, Sarah                         22,500                 *           10,000        12,500                 *
    Seiden Revocable Trust                  33,333                 *           33,333             0                --
    Sherman, Lawrence A                     20,000                 *           10,000        10,000                 *
    Shiffman, Roger                         30,000                 *           30,000             0                --
    Sirazi, Semir                           80,000                 *           35,000        45,000                 *



                                      14.

                                            Shares Beneficially             Number of         Shares Beneficially
                                               Owned Prior to              Shares Being          Owned After
                                                 Offering(1)                 Offered            Offering(1)(3)
                                         ---------------------------       ------------   ---------------------------
      Name of Selling Stockholders         Number         Percent(2)          Number       Number          Percent(2)
      ----------------------------         ------         ----------          ------       ------          ----------
    The Aries Trust(5)                   3,268,950               9.4          893,333     2,375,617               6.9%
    Winter, Richard                          1,400                 *            1,400             0                --

  *         Less than 1%



(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 34,636,067 shares of Common Stock of the Company outstanding on October 31, 1997 adjusted as required by rules promulgated by the Commission.

(3)  Assumes the sale of all shares offered hereby.

(4) Includes presently exercisable warrants to purchase up to 355,480 Shares of Common Stock of the Company.

(5) Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager of the Aries Fund, a Cayman Island Trust (the "Trust") and the general partner of Aries Domestic Fund, L.P. (the "Partnership" and collectively with the Trust, the "Aries Funds"). Lindsay A. Rosenwald, M.D. is the President and sole shareholders of PCAM. Dr. Rosenwald and PCAM share voting and dispositive power with respect to the shares held by the Aries Funds. Dr. Rosenwald and PCAM disclaim beneficial ownership of the shares held by the Aries Funds except to the extent of their pecuniary interest therein, if any.



                                      15.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Securityholders or pledgees, donees, transferees of or other successors in interest to the Selling Securityholders may sell Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

     At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares offered and the terms of the offering including the names or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Securityholders, any discounts, commission and other items constituting compensation from the Selling Securityholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     The Selling Securityholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Securityholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Securityholders.

     Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker



                                      16.

may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     All costs and expenses associated with registering the Shares being offered hereunder with the Securities and Exchange Commission will be paid by the Company. Such costs and expenses are estimated to be $25,000.

     The Company and the Selling Securityholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the Shares will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated herein by reference from the Company's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                      17.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Securities being registered. All the amounts shown are estimates except for the SEC registration fee and the Nasdaq SmallCap Market listing fee.

            SEC Registration fee.......................... $  1,591
            Nasdaq SmallCap Market listing fee............    7,500
            Legal fees and expenses.......................   10,000
            Blue sky qualification fees and expenses .....    1,000
            Accounting fees and expenses..................    3,000
            Printing and engraving expenses...............    1,000
            Miscellaneous.................................      909
                        Total............................. $ 25,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification by the Company of such persons against expenses, damages, judgments fines and amounts paid in settlement that such persons become legally obligated to pay as a result of any threatened, pending or completed civil, criminal or other claims made against such persons by reason of the fact that such persons are or were a director or officer of the Company or any of its affiliated entities; provided, however, that such persons conduct was not, among other things, knowingly fraudulent, deliberately dishonest or constituted willful misconduct or a breach of such person's duty of loyalty or resulted in any personal profit to such person to which such person was not legally entitled. The indemnification agreements also provide that the Company advance to its directors and executive officers all expenses incurred by such persons prior to the final disposition of any proceeding upon receipt of an undertaking by any such person requesting advance payment that such person will repay the Company for all such advances in the event it is ultimately determined that such person is not entitled to indemnification under the provisions of the indemnity agreement, the Company's bylaws, the DGCL or otherwise.

The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

    EXHIBIT
     NUMBER                DESCRIPTION OF DOCUMENT
     ------                -----------------------
       5.1       Opinion of Cooley Godward LLP

      10.1       Forms of Stock Purchase Agreement

      23.1       Consent of Ernst & Young LLP, Independent Auditors

      23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1

      24.1       Power of Attorney. Reference is made to page II-5.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (4) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 7, 1997.

                                        CYPRESS BIOSCIENCE, INC.


                                        By: /s/ Susan E. Feiner
                                           --------------------------------
                                           Susan E. Feiner
                                           Director of Finance, Controller and
                                           Secretary

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay D. Kranzler, M.D., Ph.D. and Susan E. Feiner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                                    TITLE                                   DATE
            ---------                                                    -----                                   ----
  /s/ Jay D. Kranzler, M.D. Ph.D.                  Vice Chairman of the Board of Directors and Chief       November 7, 1997
----------------------------------------                           Executive Officer
Jay D. Kranzler, M.D. Ph.D.                                  (Principal Executive Officer)


  /s/ Susan E. Feiner                                Director of Finance, Controller and Secretary         November 7, 1997
----------------------------------------                     (Principal Financial Officer)
Susan E. Feiner

  /s/ Debby Jo Blank, M.D.                          Director, President and Chief Operating Officer        November 7, 1997
----------------------------------------
Debby Jo Blank, M.D.

  /s/ Richard M. Crooks, Jr.                                     Chairman of the Board                     November 7, 1997
----------------------------------------
Richard M. Crooks, Jr.

  /s/ Philip J. O'Reilly                                                Director                           November 7, 1997
----------------------------------------
Philip J. O'Reilly

  /s/ Jack H. Vaughn                                                    Director                           November 7, 1997
----------------------------------------
Jack H. Vaughn

                                INDEX TO EXHIBITS

    EXHIBIT
     NUMBER                DESCRIPTION OF DOCUMENT
     ------                -----------------------
       5.1       Opinion of Cooley Godward LLP

      10.1       Forms of Stock Purchase Agreement

      23.1       Consent of Ernst & Young LLP, Independent Auditors

      23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1

      24.1       Power of Attorney. Reference is made to page II-5.